UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2020

NeuroBo Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37809	47-2389984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Berkeley Street, 19th Floor Boston, Massachusetts		02116
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (857)  702-9600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NRBO	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2020, NeuroBo Pharmaceuticals, Inc. (“we” or the “Company”) entered into an Employment Agreement with Richard Kang, our President and Chief Executive Officer, which was given retroactive effect to January 1, 2020. The Employment Agreement provides for the at-will employment of Mr. Kang as our President and Chief Executive Officer, at a base salary of $300,000 per year. Mr. Kang will be eligible to receive annual bonus compensation with an annual target bonus opportunity of 50% of his base salary, starting with the 2020 fiscal year. Mr. Kang will also be eligible to receive an annual stock option grant and to participate in our employee benefit plans that are in effect for similarly-situated employees.

Pursuant to the terms of the Employment Agreement, if Mr. Kang is terminated for any reason, including by us for cause or by Mr. Kang for any reason other than for good reason, Mr. Kang will be eligible to receive any (i) earned or accrued base salary and paid time off through the last day of his employment, (ii) any unreimbursed business expenses incurred through the last day of his employment and (iii) any vested benefits due to Mr. Kang under any company benefit plan.

In addition, the Employment Agreement provides that if we terminate Mr. Kang’s employment without cause, or if Mr. Kang terminates his employment for good reason, he will be entitled to the following, subject to obtaining from him a general release of claims: (i) severance payments for four months at his then-current base salary payable in accordance with NeuroBo's payroll practices, (ii) an amount equal to his then-current target bonus prorated through the last day of his employment and payable within 60 days of his last day of employment, (iii) full acceleration of vesting for all stock options as of the last day of his employment and (iv) coverage under the company’s group health plans for the twelve month period immediately following the date of his termination for Mr. Kang and his eligible dependents at the same level and at the same cost had Mr. Kang not been terminated.

If Mr. Kang's employment is terminated due to his disability or death, he or his estate, as applicable, will also be entitled to receive any earned, but unpaid, annual bonus for the fiscal year ending immediately prior to the fiscal year of his termination for death or disability. In the event of a termination due to disability, Mr. Kang will also be entitled to receive any benefits under an applicable long-term disability plan, program or policy.

Under the Employment Agreement, Mr. Kang will also be subject to confidentiality and protection of intellectual property provisions and noncompetition provisions and non-solicitation provisions during his employment and the 12 months thereafter.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated February 11, 2020, by and between NeuroBo Pharmaceuticals, Inc. and Richard Kang

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROBO PHARMACEUTICALS, INC.

Date: February 13, 2020	By:	/s/ Richard Kang
Richard Kang
President and Chief Executive Officer